THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE BECAUSE THEY ARE BELIEVED TO BE EXEMPT FROM REGISTRATION UNDER SECTION 4(2) AND 4(6) OF THE ACT. THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

No.    3                                                 $    1,000,000    U.S.
    -------                                             ------------------------

                       PALOMAR MEDICAL TECHNOLOGIES, INC.

                  5% CONVERTIBLE DEBENTURE DUE JANUARY 13, 2002

         THIS DEBENTURE is one of a duly authorized issue of Debentures of PALOMAR MEDICAL TECHNOLOGIES, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company") designated as its 5% Convertible Debentures Due January 13, 2002, in an aggregate principal amount not exceeding $ 1,000,000 U.S.

         FOR VALUE RECEIVED, the Company promises to pay to High Risk Opportunity Hub Fund Ltd. , the registered holder hereof (the "Holder"), the principal sum of One Million Dollars ($1,000,000 U.S.) on January 13, 2002 , (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time in arrears on the Maturity Date, at the rate of 5% per annum accruing from the date of initial issuance. Accrual of interest shall commence on the first such business day to occur after the date hereof until payment in full of the principal sum has been made or duly provided for. The interest so payable will be paid on the Maturity Date to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register") on the tenth day prior to the Maturity Date; provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Subscription Agreement executed by the original Holder. The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time. The Company will pay the principal of and interest upon this Debenture on the Maturity Date, less any amounts required by law to be deducted, to the registered holder of the Debenture as of the tenth day prior to the
                             (CONTINUED ON REVERSE)

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

                                              PALOMAR MEDICAL TECHNOLOGIES, INC.



Dated:                                      By:

Maturity Date and addressed to such holder at the last address appearing on the Debenture Register. The forwarding of such check shall constitute a payment of interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such check plus any amounts so deducted unless such check is not paid at par.

         This Debenture is subject to the following additional provisions:

         1. The Company shall be entitled to withhold from all payments of principal of, and interest on, the Debenture any amounts required to be withheld under the applicable provisions of the Untied States income tax laws or other applicable laws at the time of such payments.

         2. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"). Prior to due presentment for transfer of the Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the Contrary.

         3. The Holder of this Debenture is entitled, at its option, at any time after 90 days after the Debenture Date until maturity hereof, to convert the principal amount of the Debenture or any portion of the principal amount hereof which is at least One Hundred Thousand Dollars ($100,000 U.S.) or, if at the time of such election to convert, the aggregate principal amount of all Debentures registered to the Holder is less than One Hundred Thousand Dollars ($100,000 U.S.), then the whole amount thereof, into Shares of Common Stock of the Company at a conversion price for each share of Common Stock equal to Eight Five Percent (85%) of the Market Price of the Company's Common Stock; provided that in any 30 day period the Holder of these Debentures (or its transferee) may convert no more than 33% (or 34% of the Debentures, in the last 30 day period available for conversion of the Debentures) of the Debentures purchased by the Holder, whether or not such Holder exercised its right to convert the Debenture after 90 days after the Debenture Date. If such conversion price on the date of conversion would be less than or equal to $5.25 per share (the "Conversion Price Floor"), the Company shall have the right to redeem the Debentures within (30) thirty days from the Notice of Conversion. The redemption price shall be calculated at 115% of the amount of the Debenture being redeemed. All accrued but unpaid interest shall be waived at the time of redemption. The Holder may fax a Notice to the Company, Attn.: Paul S. Weiner, requiring the Company to declare, by faxed notice within (5) five business days of the Notice from the Holder, whether it intends to effect such redemption. In the event the Company does not reply during said (5) five business days, the Company may not redeem that Holder's Debentures during the (30) thirty days following the Notice from the Holder. If such conversion price on the date of conversion would be greater than $15 per share, the conversion price shall be equal to $15 per share (the "Conversion Price Ceiling). As used herein, the Market Price shall be the average closing bid price of the Common Stock over the ten (10) trading days immediately prior to the conversion date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over-the-counter market or, in the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on the exchange, as reported in the Wall Street Journal, over such ten (10) day period. Such conversion shall be effectuated by surrendering the Debentures to be converted to the Company with the form of conversion notice attached hereto as Exhibit A, executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. The Company shall use its best efforts to have the Shares of Common Stock issued and delivered to the Holder thereof within ten business days of the receipt of the conversion form and Debentures(s). If this Debenture is converted into Shares of Common Stock of the Company pursuant to this Section, the amount of accrued but unpaid interest shall be subject to conversion. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded down to the nearest whole share. The date on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed, to the Company.

         4. The Company may, at any time the Debentures are outstanding, upon 20 days written notice to the Holder, elect to redeem the full amount of the Debentures then outstanding or a pro rata portion thereof. The Holder shall have 10 days after receipt of written notice of redemption to submit a Notice of Conversion to the Company if the Holder desires to convert. The redemption price shall be calculated at 120% of the amount of the Debenture being redeemed. All accrued but unpaid interest shall be waived at the time of redemption. Each Holder of the Debenture shall be entitled to redeem a pro rata portion of the Debentures being redeemed by the Company.

         5. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         6. The Holder of this Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture of the Shares of Common Stock issuable upon exercise thereof except under circumstances which will not result in violation of the Act or any applicable state Blue Sky law or similar laws relating to the sale of securities.

         7. This Debenture shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

                                    EXHIBIT A

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                       in order to Convert the Debenture)

         The undersigned hereby irrevocably elects to convert the above Debenture No(s). into Shares of Common Stock of Palomar Medical Technologies, Inc. (the "Company") according to the conditions hereof, as of the date written below.



                                                  Date of Conversion*




                                                  Applicable Conversion Price




                                                  Signature




                                                  Printed Name


                                                  Address:



                                                  Soc. Sec/Fed ID #:



* The date on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed, to the Company.